  As filed with the Securities and Exchange Commission on October 15, 1996
  Reg. No. 333-_________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                            NTN COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                                               31-1103425
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                                   The Campus
                              5966 La Place Court
                           Carlsbad, California 92008
                                 (619) 438-7400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                   Gerald Sokol, Jr., Chief Financial Officer
                            NTN Communications, Inc.
                                   The Campus
                              5966 La Place Court
                           Carlsbad, California 92008
                                 (619) 438-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                              Dale E. Short, Esq.
                     Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                 (310) 553-4441
          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

 If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                        Proposed maximum      Proposed maximum
Title of each class of               Amount to be        offering price          aggregate           Amount of
securities to be registered          registered(1)        per share(2)       offering price (2)   registration fee
-------------------------------------------------------------------------------------------------------------------
 Common Stock, $.005 par value ....  565,000 shares          $4.91              $2,774,150              $841
===================================================================================================================

(1) Consists of shares underlying the warrants described herein. In accordance with Rule 416 of the General Rules and Regulations under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to antidilution provisions of such warrants.
(2) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(c), on the average of the high and low sale prices of the Common Stock as reported on the American Stock Exchange on October 9, 1996.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS
                                 565,000 Shares
                            NTN COMMUNICATIONS, INC.
                                  Common Stock

     All of the 565,000 shares of Common Stock offered hereby are being offered by NTN Communications, Inc. for issuance and sale upon the exercise of certain Redeemable Common Stock Purchase Warrants (the "Settlement Warrants"). Unless otherwise indicated herein, references herein to the "Company" mean NTN Communications, Inc. and its subsidiaries.

     The Settlement Warrants are being distributed pursuant to a court-approved settlement of a class-action lawsuit previously pending against the Company. See "Plan of Distribution." Each Settlement Warrant entitles the holder thereof to purchase one share of Common Stock at a price (the "Exercise Price") of $_______ per share. The Exercise Price and the number of shares of Common Stock issuable upon exercise of the Settlement Warrants are subject to adjustment under certain circumstances. During the period from the second anniversary of the date of issuance until the expiration of the Settlement Warrants, holders of Settlement Warrants will have the right to require the Company to redeem their Settlement Warrants for $3.25 per Settlement Warrant. This redemption right will expire, however, if at any time during the exercise period the closing price per share of Common Stock as reported on the American Stock Exchange ("AMEX") exceeds the exercise price by more than $3.25 per share for any seven trading days, whether or not consecutive. See "Description of Securities --Settlement Warrants."

     The Common Stock is traded on the AMEX under the symbol "NTN." As of October __, 1996, the last sale price for the Common Stock as reported on the AMEX was $________. See "Price Range of Common Stock and Dividend Policy."

     Prior to this offering, there has been no public market for the Settlement Warrants. It is anticipated that the Settlement Warrants will be approved for listing on the AMEX under the symbol ["NTNW"], subject to official notice of issuance.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                                                              Proceeds to
                                           Price to Public   the Company(1)
-------------------------------------------------------------------------------
Per Share.............................        $               $
-------------------------------------------------------------------------------
Total.................................    $               $
===============================================================================

(1) The amount shown is without deduction for offering expenses, estimated at $________, payable by the Company. See "Use of Proceeds."

               The date of this Prospectus is October 15, 1996.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the AMEX, and the Company's reports, proxy and information statements and other information filed with the AMEX may be inspected at the AMEX's offices at 86 Trinity Place, New York, New York 10006-1881.

        Additional information regarding the Company, the Settlement Warrants and the shares of Common Stock offered hereby is contained in the Registration Statement of which this Prospectus forms a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and such securities, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission under the Exchange Act (Commission file no. 1-11460) are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which contains consolidated financial statements of the Company for the year then ended; (b) Amendment No. 1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on April 29, 1996; (c) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (d) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (e) the Company's Current Reports on Form 8-K filed with the Commission on June 24, 1996, July 15, 1996, July 24, 1996 and September 27, 1996, respectively; and (f) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A (File No. 0-19383) filed on July 31, 1991.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Gerald Sokol, Jr., Chief Financial Officer, NTN Communications, Inc., The Campus, 5966 La Place Court, Carlsbad, California 92008. Telephone requests may be directed to Mr. Sokol at (619) 438-7400.

                                       2.

                                  RISK FACTORS

        The shares of Common Stock offered hereby are speculative in nature and involve a high degree of risk. The following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

HISTORY OF SIGNIFICANT LOSSES; RECENT RESULTS OF OPERATIONS

        The Company has a history of significant losses and had an accumulated deficit of $23,187,000 and $20,556,000 as of December 31, 1995 and June 30,
1996, respectively. The Company reported a net loss of $3,948,000 for the year ended December 31, 1995, as compared to net income of $707,000 for the prior fiscal year, which was the Company's only year of profitable operations. Although the Company reported a net profit of $2,631,000 for the six months ended June 30, 1996, $1,918,000 of such profit was attributable to a gain from discontinued operations, discussed below under "Risk Factors -- Need for Additional Financing." Further, there can be no assurance that the Company will operate profitably in the future. See "Selected Consolidated Financial Data."

NEED FOR ADDITIONAL FINANCING

        The Company's working capital increased from $13,886,000 at December 31, 1994 to $18,416,000 at December 31, 1995, primarily due to significant proceeds from financing activities, and at June 30, 1996, the Company had working capital of $18,452,000. There can be no assurance that the Company's working capital or other currently available resources will be sufficient to support the Company's operations until such time, if any, as the Company is able to consistently operate profitably, and the Company may continue to require additional financings to fund its ongoing operations. There can be no assurance as to whether or on what terms such financing may be available to the Company.

        In June 1996, the Company sold to the 3DO Company ("3DO") substantially all of the assets of the Company's New World Computing, Inc. subsidiary ("New World") in exchange for 1,017,953 shares of 3DO Common Stock and 3DO's assumption of certain liabilities of New World. In connection with the transaction, Jon Van Caneghem, the former president of New World, received 135,000 of such shares. The remaining 3DO shares held by the Company may be resold publicly pursuant to a currently effective registration statement under the Securities Act, and, depending on prevailing market conditions, the Company anticipates that it will sell all or substantially all such shares in the foreseeable future. Under its agreement with 3DO, the Company and Mr. Van Caneghem collectively may not sell more than 50,000 3DO shares in any single trading day without 3DO's consent. 3DO has guaranteed that the Company's 3DO shares will have a value to the Company of not less than $10 per share (plus underwriting discounts and commissions not to exceed 3%) and has agreed to pay the Company in cash as of December 31, 1996 the difference, if any, between the value of such shares from the guaranteed value. The net proceeds from the Company's sales of 3DO shares and any payments by 3DO pursuant to its guarantee will be used to augment the Company's working capital.

PENDING LITIGATION

        On April 18, 1995, a class action lawsuit was filed in the United States District Court for the Southern District of California (San Diego). The complaint alleges violations of federal securities laws based upon the Company's projections for the fourth quarter of 1994 and for the 1994 fiscal year, and further alleges that certain of the Company's insiders sold stock on information not generally known to the public. The Company, which has assumed the defense of this matter on behalf of all defendants, has denied liability based upon the allegations contained in the complaint. Plaintiffs have claimed to be entitled to damages between $8 million and $10 million. The Company believes, based in part on the advice of outside counsel, that the actual damages, if any, would be substantially less than such amount. This lawsuit has been scheduled for trial to commence on May 6, 1997.

        On July 3, 1995, a single shareholder filed a separate lawsuit in the United States District Court for the Northern District of Texas containing allegations essentially identical to those raised in the shareholder lawsuit in April 1995. Upon the Company's motion, the case has been transferred from Texas to California. The discovery

                                       3.

and other proceedings of this case are being coordinated with the lawsuit referred to in the immediately preceding paragraph. The Company denies the allegations in the complaint and has filed its own counterclaim against third parties for indemnification.

        There can be no assurance that any or all of the foregoing claims will be decided in favor of the Company, which is not insured against the claims made. During the pendency of such claims, the Company will continue to incur the costs of defense of same. If the shareholder litigation is decided in a manner adverse to the Company, it may have a material effect on the Company's financial condition and result of operations. Management believes, however, based in part on the advice of outside counsel, that the likelihood of such an outcome is remote.

        Until recently, the Company was involved as a plaintiff or defendant in various previously reported lawsuits in Federal courts in both the United States and Canada involving Interactive Network, Inc. ("IN"). With the court's assistance, the Company and IN have been able to reach a resolution of all pending disputes in the United States and have agreed to private arbitration regarding any future licensing, copyright or infringement issues which may arise between the parties. There remain two lawsuits among the Company, its unaffiliated Canadian licensee and IN, which were filed in Canada in 1992. No substantive action has been taken in furtherance of either action.

        Other than as set forth above, there is no material litigation pending or threatened against the Company.

DEPENDENCE ON LICENSES FOR BROADCAST RIGHTS; LACK OF CERTAIN LICENSES

        The Company's interactive sports games are broadcast in conjunction with live telecasts of football, baseball, basketball and hockey games. In order to effect this simultaneous broadcast, wherever possible the Company seeks to obtain licenses from the owners of the broadcast rights to the sporting events to utilize such telecasts for its interactive game programming. The Company's original, exclusive license agreement with the National Football League ("NFL") expired on March 31, 1995 and in August 1995, the Company entered into a new, exclusive license with National Football League Properties, Inc. ("NFLP") for QB1, which will expire on March 31, 1997 unless renewed by the NFLP. The Company's rights under the license may not be transferred or assigned without the NFLP's consent. For this purpose, an assignment includes, among other things, a merger or consolidation of the Company or the termination of employment of any of the Company's key management personnel. Major League Baseball Properties, Inc. ("MLBP") has agreed to grant the Company a license for the Company's proprietary interactive baseball game, "Diamondball." The license, which will expire December 31, 1996 unless renewed, is subject to approval by the 28 major league clubs and the execution of MLBP's standard form licensing agreement. The Company currently is broadcasting QB1 in conjunction with college football games without any license. Limitations on the Company's sports licenses could have an adverse effect upon the Company's business. In addition, legal action by the owners or licensees of broadcast rights to college football games seeking to enjoin further broadcasts by the Company or money damages could preclude the playing of QB1 in connection with college football games.

RELIANCE ON INDEPENDENT DISTRIBUTORS

        The Company relies in large part on the efforts of independent distributors to market and sell the NTN Network to its subscriber locations. The Company currently uses approximately 25 distributors who cover 49 states. The Company has entered into long-term agreements with certain of its distributors, but such agreements are typically terminable upon short notice. The loss of a significant number of these distributors would have a material adverse effect on the Company's business until such time, if any, as the Company found alternate means of servicing the markets currently served by such distributors.

COMPETITION

        The interactive entertainment industry is in its formative stage, but currently may be divided into three major segments: (1) media distribution services such as on-line services, telephone companies and cable television companies and the Company's NTN Network; (2) equipment providers such as computer and peripheral equipment

                                       4.

manufacturers; and (3) content and programming providers, such as movie studios and software publishers. The Company does not act as a direct provider of equipment to consumers. The Company operates as a media distribution service through its own NTN Network. Also, the Company is a program provider to an array of other media distribution services to consumers utilizing a variety of equipment.

        NTN has a growing number of competitors in the programming segment of the interactive entertainment industry. The Company's programming content is not dependent upon, and consequently not bound by any particular technology or method of distribution to the consumer. The Company's programming is, therefore, readily available to consumers on a wide variety of entertainment and media services including: the NTN Network; on-line services including America Online, Genie, and The ImagiNation Network; and cable television, including GTE MainStreet, which is available to households in certain regions.

        The Company's programming competes generally with broadcast television, pay-per-view, and other content offered on cable television. In other mediums, the Company competes with other content and services available to the consumer through on-line services such as America Online and Prodigy. Presently, the technological capabilities of transmitting entertainment products to the consumer exceed the supply of quality programming and services available on the existing delivery systems.

        The Company's LearnStar affiliate competes with some established businesses which offer educational products, such as Jostens' Learning, C.C.C and the Eduquest Division of IBM.

        With the entrance of motion picture, cable and TV companies, competition in the interactive entertainment and multimedia industries will likely intensify in the future. Moreover, the expanded use of on-line networks and the Internet provide computer users an increasing number of alternatives to video games and entertainment software. The Company seeks to compete by providing high quality products at reasonable prices, thereby establishing a favorable reputation among frequent buyers, thus providing repeat sales on sequels and other products manufactured or distributed by the Company. There can be no assurance, however, that the Company can compete effectively.

POTENTIAL FOR TECHNOLOGICAL OBSOLESCENCE

        The computer industry and related businesses have been marked by rapid and significant technological development and change. There can be no assurance that ongoing technological developments will not render the Company's interactive technology and services obsolete, or that the Company will have the resources to respond to such technological change.

UNCERTAIN PROPRIETARY PROTECTION

        The Company has two patent applications pending for its proprietary interactive technology. In addition, the Company relies on a combination of trademark and unfair competition laws, trade secrets and confidentiality procedures and agreements to protect rights it considers proprietary. The Company has copyrights for all of its programming, and the Company has registered the trademark QB1 and has registered trademarks for a significant number of its other services. However, no assurance can be given that such patents will issue, or if issued, the scope of the protection afforded by such patents. The Company currently is involved in litigation concerning the enforceability, scope and validity of proprietary rights. See "Risk Factors - Pending Litigation."

INFLUENCE OF MANAGEMENT

        The Company's officers and directors and their affiliates owned, in the aggregate, approximately 5% of the outstanding Common Stock as of October 1, 1996, and have the right, through the exercise of currently exercisable options and warrants to purchase shares of Common Stock, to increase their percentage ownership to 19%. Therefore, these securityholders, if acting together, would have the ability to significantly influence the Company's affairs and operations. See "Description of Securities."

                                       5.

ANTI-TAKEOVER PROVISIONS; TERMS OF EMPLOYMENT AGREEMENTS

        The Company's Certificate of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These provisions may have the effect of discouraging takeover attempts that some securityholders might deem to be in their best interests, including takeover proposals in which securityholders might receive a premium for their shares over the then current market price, as well as making it more difficult for individual securityholders or a group of securityholders to elect directors. The Board of Directors believes, however, that these provisions are in the best interests of the Company and its securityholders because such provisions may encourage potential acquirors to negotiate directly with the Board of Directors, which is in the best position to act on behalf of all securityholders. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate of Incorporation, including among others, those provisions relating to the number, election and term of directors; the removal of directors and the filing of vacancies; and the supermajority voting requirements of the Certificate of Incorporation. These voting requirements will have the effect of making more difficult any amendments, even if a majority of the Company's securityholders believes that such amendment would be in their best interest. See "Description of Securities -- Anti-Takeover Provisions."

VOLATILITY OF STOCK PRICE

        Historically, the trading price of the Company's Common Stock has fluctuated widely, and it may be subject to similar future fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements regarding litigation, technological innovations or new products by the Company or its competitors, general conditions in the industries in which the Company competes and other events or factors, including factors such as analysts' expectations which are beyond the Company's control. In addition, in recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the Company's Common Stock, and there can be no assurance that the trading price will not decline from is current level. See "Price Range of Common Stock and Dividend Policy."

DIVIDEND POLICY

        The Company has never paid cash dividends on its Common Stock and anticipates that for the foreseeable future earnings, if any, will be retained for the operation and expansion of the Company's business. See "Price Range of Common Stock and Dividend Policy."

EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND PREFERRED STOCK

        As of September 1, 1996, there were 4,777,230 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company's stock option plans at exercise prices ranging from $2.25 to $8.25 per share, of which options to purchase 3,591,858 shares are currently exercisable. An additional 2,312,193 shares of Common Stock (plus any shares of Common Stock covered by stock options currently outstanding under the Company's 1985 Incentive Stock Option Plan and 1985 Nonqualified Stock Option Plan which are subsequently terminated or expire without being exercised) are reserved for issuance upon the exercise of options available for future grant under the Company's 1995 Stock Option Plan.

        The Company also has outstanding warrants, including the Settlement Warrants described herein, to purchase an aggregate of 4,608,315 shares of Common Stock at exercise prices ranging from $2.00 to $8.00 per share, substantially all of which warrants are currently exercisable. Substantially all of the underlying shares of such warrants are subject to currently effective registration statements covering the resale of the underlying warrant shares by the holders. The Company also has outstanding 161,112 shares of preferred stock which entitle holders thereof, upon surrender of the shares of preferred stock, to receive 45,129 shares of Common Stock.

                                       6.

        The foregoing options, warrants and preferred stock could adversely affect the Company's ability to obtain future financing, since the holders of those options, warrants and preferred stock can be expected to exercise or surrender them for conversion, as the case may be, at a time when the Company would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options, warrants and preferred stock. For the life of such options, warrants and preferred stock, the holders are given the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. To the extent the trading price of the Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect on the Company's stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

        Approximately 5,820,000 shares of Common Stock outstanding as of the date of this Prospectus and 782,500 shares of Common Stock underlying currently exercisable warrants are "restricted securities," as that term is defined under Rule 144 promulgated under the Act. All or substantially all of such shares are covered by currently effective registration statements and can be offered and sold publicly by the beneficial owners at any time so long as registration statements remain effective. Moreover, in general under Rule 144 as currently in effect, subject to the satisfaction of certain conditions, if two years have elapsed since the later of the date of acquisition of restricted shares from an issuer or from an affiliate of an issuer, the acquiror or subsequent holder is entitled to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of 1% of the outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the filing of the required notice of sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock as described above for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

        No predictions can be made with respect to the effect, if any, that sales of Common Stock in the market or the availability of shares of Common Stock for sale pursuant to currently effective registration statements or under Rule 144 will have on the market price of Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


                              RECENT DEVELOPMENTS

        The Company recently announced the appointments of Robert M. Bennett and Edward C. Frazier as directors of the Company, increasing the membership of the Board of Directors to seven. Messrs. Bennett and Frazier will serve as directors until the Company's next annual meeting of shareholders or until their successors are elected or appointed.


                                USE OF PROCEEDS

        The net proceeds to the Company from the sale of the shares of Common Stock upon exercise of the Settlement Warrants will be realized only if and to the extent any of the Settlement Warrants are exercised. The holders of the Settlement Warrants are not obligated to exercise the Settlement Warrants, and there can be no assurance that the holders will choose to exercise the Settlement Warrants in whole or in part. The Settlement Warrants and redeemable under certain circumstances at the option of the holders. See "Description of Securities - Settlement Warrants." The estimated net proceeds to the Company in the event that the Settlement Warrants are exercised in full would be $__________.

        The Company intends to apply any net proceeds it receives from the exercise of the Settlement Warrants to augment its working capital and for general corporate purposes.

                                       7.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        The Company's Common Stock is listed on the AMEX under the symbol "NTN." The prices below are the high and low sales prices for the Common Stock as reported on the AMEX for periods shown.


                                                    LOW         HIGH
                                                 ---------   ----------
    1994
    ----

    First Quarter.............................    $6          $10-1/8
    Second Quarter............................     4-5/8        7-1/2
    Third Quarter.............................     6-3/8        8-1/2
    Fourth Quarter............................     5-3/4        7-7/8

    1995
    ----

    First Quarter.............................    $5-5/8      $ 8-1/4
    Second Quarter............................     4-7/16       5-13/16
    Third Quarter.............................     4-4/38       6-1/8
    Fourth Quarter............................     4-1/8        5-3/16

    1996
    ----

    First Quarter.............................    $3-1/8      $ 4-7/8
    Second Quarter............................     3-7/8        5-1/8
    Third Quarter.............................     4-3/4        6-1/2
    Fourth Quarter (through October 9, 1996)..     4-11/16      5-3/8

    For a recent closing price for the Common Stock as reported on the AMEX see the cover page of this Prospectus. As of September 1, 1996, there were approximately 4,100 record owners of the Common Stock according to information available from the Company's transfer agent.

    To date, the Company has not declared or paid any cash dividends with respect to its Common Stock, and the current policy of the Board of Directors is to retain earnings, if any, after payment of dividends on the Company's outstanding preferred stock to provide for the growth of the Company. Consequently, no cash dividends are expected to be paid on the Company's Common Stock in the foreseeable future. Further, there can be no assurance that the proposed operations of the Company will generate the revenues and cash flow needed to declare a cash dividend or that the Company will have legally available funds to pay dividends.

                                       8.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected data presented below under the captions "Selected Consolidated Statement of Operations Data" and "Selected Consolidated Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1995, are derived from the consolidated financial statements of NTN and its subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, and the independent auditor's report thereon, are incorporated by reference elsewhere in this Prospectus. The selected data should be read in conjunction with the consolidated financial statements for the three-year period ended December 31, 1995, the related notes and the independent auditors' report, which refers to a change in the method of accounting for investments in debt and equity securities in 1994. The selected consolidated statement of operations data for the six months ended June 30, 1996 and 1995 and related consolidated balance sheet data as of June 30, 1996 are derived from the unaudited consolidated financial statements of the Company and reflect all adjustments (including only normal recurring accruals) which in the opinion of management are necessary for a fair presentation of the Company's financial position and results of operations for these periods. The following data should be read in conjunction with "Management's Discussions and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and notes thereto incorporated by reference elsewhere in this Prospectus.

               SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                     (in thousands, except per share data)

                                                                                                          Six Months
                                                             Years Ended December 31,                    Ended June 30,
                                                ---------------------------------------------------   ------------------
                                                  1995      1994       1993       1992       1991       1996       1995
                                                --------   -------   --------   --------   --------   --------   --------
Total revenues...............................   $26,392    $18,899   $11,123    $ 6,047    $ 3,506     $16,336   $10,551
Total cost of sales..........................    13,717      7,951     5,977      2,854      1,740       7,943     5,088
                                                -------    -------   -------    -------    -------     -------   -------
Gross profit.................................    12,675     10,948     5,146      3,193      1,766       8,423     5,463
Total operating expenses.....................    16,772     10,903     7,233      5,612      3,462       8,151     6,529
Investment income, net.......................        80        411       457         24       (574)        108         9
Minority interest............................         0          0         0          0          0         333         -
Income taxes.................................         0          0         0          0          0           -         -
                                                -------    -------   -------    -------    -------     -------   -------
Earnings (loss) from continuing operations...    (4,017)       458    (1,630)    (2,395)    (2,270)        713    (1,057)
Gain (loss) from discontinued operations.....        69        251       329        155       (124)      1,918      (715)
Earnings (loss) before extraordinary item....    (3,948)       707    (1,301)    (2,240)    (2,394)        273    (1,897)
Extraordinary item...........................         0          0         0          0      3,889           -         -
Net earnings (loss)..........................    (3,948)   $   707   $(1,301)   $(2,240)   $ 1,495         273    (1,897)
                                                -------    -------   -------    -------    -------     -------   -------
Earnings (loss) per share before
  extraordinary item(1)......................     $(.19)      $.03     $(.08)     $(.20)     $(.38)        .01      (.10)
Net earnings (loss) per share................     $(.19)      $.03     $(.08)     $(.20)      $.24         .01      (.10)
                                                -------    -------   -------    -------    -------     -------   -------
Weighted average equivalent shares
  outstanding(1).............................    20,301     21,124    17,135     11,344      6,263      23,678    19,217
_______________

(1)  As adjusted to reflect a 1-for-20 reverse stock split effected in June 1991.

                                 SELECTED CONSOLIDATED BALANCE SHEET DATA
                                                (in thousands)
                                                                      December 31
                                                ----------------------------------------------------   June 30,
                                                  1995       1994      1993       1992        1991      1996
                                                -------    --------  --------   --------    --------   -------
Total current assets.........................   $26,530    $18,844   $23,102    $ 9,004     $ 5,119    28,055
Total assets.................................    42,813     31,239    27,240     10,171       5,604    45,061
Total current liabilities....................     8,114      4,958     2,933      2,554       2,810     9,603
Long-term debt, less current portion.........         2          8       163         18          91        --
Shareholders' equity.........................    33,451     25,457    23,653      7,432       2,703    33,992

                                       9.

                              PLAN OF DISTRIBUTION

        The Settlement Warrants are being offered and distributed in an offering exempt from registration under the Securities Act pursuant to Section 3(a)(10) thereof, in settlement of a class-action lawsuit (the "Action"). The Action, originally filed by various shareholders of the Company in June 1993 in the United States District Court for the Southern District of California (San Diego) (the "Court"), was a consolidation of four lawsuits seeking class action status to recover damages for a drop in the market price of the Company's Common Stock following an announcement that an anticipated agreement under which the Company would sell certain equipment and services to an arm of the Mexican Government may be put out for bid. While the Company denies any wrongdoing or liability, it agreed to the Settlement in order to avoid substantial expenses and the inconvenience and distraction of burdensome and protracted litigation. The Settlement was entered into by the parties on June 18, 1996, and approved by the Court, after a hearing, by order dated and entered on September 23, 1996.

        Pursuant to the Settlement, the Company has established a settlement fund consisting of $400,000 plus Settlement Warrants to purchase an aggregate of 565,000 shares of the Company's Common Stock. For a description of the terms of the Settlement Warrants, see "Description of Securities -- Settlement Warrants." Claimants submitting claims to the administrator administering the Settlement which are timely filed and satisfactorily demonstrate proof of loss are considered approved claimants under the terms of the Settlement. Approved claimants are entitled to participate in a distribution of the settlement fund (which includes the Settlement Warrants) in proportion to their recognized loss.

        Holders of the Settlement Warrants may sell the shares of Common Stock issuable upon exercise of such Settlement Warrants directly or through brokers in negotiated transactions or in one or more transactions on the AMEX, or otherwise, at the price prevailing at the time of sale.

                           DESCRIPTION OF SECURITIES

        The Company's authorized capital stock consists of 10,000,000 shares of preferred stock, par value $.005 per share ("Preferred Stock"), and 50,000,000 shares of Common Stock. The Preferred Stock may be issued in one or more series; the only series currently designated is a series of 5,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock").

COMMON STOCK

        On October 1, 1996, there were 23,130,000 shares of Common Stock outstanding.

        The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the securityholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company's Board of Directors out of legally available funds, after payment of any dividends required on the outstanding Preferred Stock. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and for any payments with respect to the Preferred Stock. The holders of Common Stock have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of the Series A Preferred Stock, and may be subject to the rights of the holders of such other Preferred Stock as the Company may issue in the future, although the Company has no plans at this time to issue additional Preferred Stock.

PREFERRED STOCK

        On October 1, 1996, there were 161,112 shares of Series A Preferred Stock outstanding. The holders of the Series A Preferred Stock are entitled to an annual dividend of 10% of the original issue price of $1.00 per share, payable semiannually on December 1 and June 1 of each year in cash or, at the option of the Company, by means of the issuance of shares of Common Stock, which are to be valued for this purpose at the fair market

                                      10.

value of the Common Stock. The Company is current in the payment of all dividends on the Series A Preferred Stock. Upon liquidation, dissolution and winding up of the Company, each holder of the Series A Preferred Stock shall be entitled to receive $1.00 per share before any payment shall be made with respect to the outstanding shares of the Common Stock. Each share of the Series A Preferred Stock is convertible into approximately .2801 share of Common Stock at any time at the option of the holders of the Series A Preferred Stock. The rate of conversion is subject to certain antidilution provisions. The holders of the Series A Preferred Stock do not have any voting, preemptive, subscription or redemption rights.

        Additional shares of Preferred Stock may be issued without securityholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any Preferred Stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without securityholder approval, may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of the Company. The Company has no present plan or arrangement to issue any additional shares of Preferred Stock.

SETTLEMENT WARRANTS

        The Settlement Warrants will be issued in registered form, and will be subject to the terms and conditions of a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent. The following description of the Settlement Warrants is not complete and is qualified in all respects by the Warrant Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

        Each Settlement Warrant will entitle the holder thereof to purchase one share of Common Stock at an exercise price equal to $[__________] [the average closing price of the Company's Common Stock as reported on the American Stock Exchange during the 20 trading days immediately preceding the date the Settlement Warrants are mailed to authorized claimants]. The Settlement Warrants will be exercisable for a period of three years from the date of issuance, and during the period from the second anniversary of the date of issuance until the expiration of the Settlement Warrants, the holders will have the right (but will not be obligated) to require the Company to redeem the Settlement Warrants for cash at a price of $3.25 per Settlement Warrant unless the Settlement Warrants have previously been exercised. The redemption right will expire, however, if at any time during the exercise period the closing price per share of Common Stock as reported on the AMEX exceeds the exercise price by more than $3.25 per share for any seven trading days, whether or not consecutive. In the event the Company is required to redeem all or a portion of the Settlement Warrants, there can be no assurance that the Company will have available funds sufficient to pay for the redemption price of the Settlement Warrants so tendered for redemption. The cost to the Company to redeem all of the Settlement Warrants would be $1,836,250. Upon expiration of the redemption right, NTN will have no further obligation to repurchase the Settlement Warrants. On and after the expiration date, the Settlement Warrants become wholly void and of no value.

        The Settlement Warrants contain antidilution provisions to avoid dilution of the equity interest represented by the underlying shares upon the occurrence of certain events such as share dividends or splits, reorganizations, consolidations, mergers or like occurrences.

        It is anticipated that the Settlement Warrants will be approved for listing on the AMEX under the symbol ["NTNW"], subject to official notice of issuance.

        Pursuant to the Settlement, the Company has agreed to file the Registration Statement of which this Prospectus is a part in order to register the issuance of the shares of Common Stock underlying the Settlement Warrants. The Company will use its best efforts to keep the Registration Statement and any registration or qualification required under state securities laws with respect to the shares of Common Stock offered hereby

                                      11.

effective during the term of the Settlement Warrants. The Settlement Warrants may not be exercised during any period in which any such registration or qualification is required but is not in effect.

ANTI-TAKEOVER PROVISIONS

        The provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws"), summarized in the succeeding paragraphs, may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer, takeover attempt or change in control that a securityholder might consider to be in such securityholder's best interest, including those attempts that might result in a premium over the market price for the shares held by securityholders.

        Amendment of Certain Provisions of the Certificate of Incorporation and Bylaws

        The Certificate provides that the affirmative vote of the holders of at least 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate, including those provisions relating to the number, election and term of directors; the removal of directors and the filling of vacancies; indemnification of directors, officers and others; and the supermajority voting requirements in the Certificate. The Certificate further provides that the Bylaws may be amended by the Board of Directors or by an affirmative vote of the holders of not less than 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class. These voting requirements will have the effect of making more difficult any amendment by securityholders, even if a majority of the Company's securityholders believes that such amendment would be in their best interests.

        Classified Board of Directors

        The Certificate and the Bylaws divide the Board of Directors into three classes, each class to be nearly equal in number as possible, each class serving staggered three-year terms. Approximately two-thirds of the directors of the Company are subject to re-election at each annual meeting of securityholders.

        The classification of directors and provisions in the Certificate that limit the ability of securityholders to increase the size of the Board of Directors without the vote of at least 80% of the total voting power of all outstanding voting securities, together with provisions in the Certificate that limit the ability of securityholders to remove directors and that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for securityholders to change the composition of the Board of Directors. As a result, at least two annual meetings of securityholders may be required for the securityholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its securityholders and whether or not a majority of the Company's securityholders believes that such a change would be desirable.

        Certain Securityholder Action

        The Certificate requires that securityholder action be taken at an annual meeting or special meeting of securityholders called pursuant to a resolution adopted by a majority of the Board of Directors and prohibits securityholder action by written consent.

        Section 203 of the Delaware General Corporation Law

        The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Subject to certain exceptions summarized below, Section 203 prohibits any Interested Securityholder from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an Interested Securityholder. Interested Securityholder, as defined, includes (i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation and (ii) any person who is an affiliate or associate of the corporation and who held 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an

                                      12.

Interested Securityholder is determined. Subject to certain exceptions, a "business combination" includes, among other things: (i) any merger or consolidation involving the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the Interested Securityholder, except pursuant to a transaction that effects a pro rata distribution to all securityholders of the corporation; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Securityholder; and (v) any receipt by the Interested Securityholder of the benefit (except proportionately as a securityholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        Section 203 does not apply to a business combination if: (i) before a person became an Interested Securityholder, the board of directors of the corporation approved the transaction in which the Interested Securityholder became an Interested Securityholder or the business combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Securityholder, the Interested Securityholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Securityholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of securityholders (and not by written consent) by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Securityholder.

SHARES ELIGIBLE FOR FUTURE PUBLIC SALE

        On October 1, 1996 there were 23,130,000 shares of Common Stock outstanding. Approximately 5,820,400 of such shares of Common Stock and 782,500 shares of Common Stock underlying the Company's outstanding warrants, are "restricted securities" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. All or substantially all of such shares are covered by currently effective registration statements and can be offered and sold publicly by the beneficial owners at any time so long as the registration statements remain effective. Moreover, in general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then-outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. If the shares in question were acquired from the Company in transactions not involving a public offering, then they may not be sold under Rule 144 until they have been outstanding for at least two years. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person is entitled to sell shares that have been outstanding for at least three years without regard to the volume, manner of sale or notice requirements.

        No predictions can be made with respect to the effect, if any, that sales of Common Stock in the market or the availability of shares of Common Stock for sale pursuant to currently effective registration statements or under Rule 144 will have on the market price of Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

        As of October 1, 1996, there were 4,777,230 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company's stock option plans at exercise prices ranging from $2.25 to $8.25 per share, of which options to purchase 3,591,858 shares are currently exercisable. An additional 2,312,193 shares of Common Stock (plus any shares of Common Stock covered by stock options currently outstanding under the Company's 1985 Incentive Stock Option Plan and 1985 Nonqualified Stock Option Plan

                                      13.

which are subsequently terminated or expire without being exercised) are reserved for issuance upon the exercise of options available for future grant under the Company's 1995 Stock Option Plan.

        The Company also has outstanding warrants, including the Settlement Warrants, to purchase an aggregate of 4,608,315 shares of Common Stock at exercise prices ranging from $2.00 to $8.00 per share, substantially all of which warrants are currently exercisable. The Company also currently has effective registration statements covering the resale of substantially all of such warrants and the shares issuable upon exercise of such warrants by the holders. The Company also has 161,112 shares of preferred stock outstanding which entitle holders thereof to receive, upon surrender of the shares of preferred stock, 45,127 shares of Common Stock.

        The foregoing options, warrants and preferred stock could adversely affect the Company's ability to obtain future financing. Such options and warrants are likely to be exercised and such preferred stock is likely to be converted into shares of Common Stock, if at all, only at a time when the exercise price or conversion price, as the case may be, is less than the market price of the Common Stock. For the life of such options, warrants and preferred stock, the holders are given the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. Moreover, the holders of those options, warrants and preferred stock can be expected to exercise or surrender them, as the case may be, at a time when the Company would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options, warrants or preferred stock. To the extent the trading price of the Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilative effect on the Company's securityholders.

TRANSFER AGENT AND WARRANT AGENT

        The Transfer Agent for the Common Stock and Warrant Agent for the Settlement Warrants is American Stock Transfer & Trust Company, New York, New York.

                                 LEGAL MATTERS

        Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion to the effect that the shares of Common Stock offered hereby, when issued and paid for as provided in the Settlement Warrants, will be duly and validly issued, fully paid and nonassessable. Such counsel owned 12,671 shares of Common Stock as of the date of this Prospectus.


                                    EXPERTS

        The financial statements and financial statement schedule of NTN Communications, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements refers to a change in the method of accounting for investments in debt and equity securities in 1994.

                                      14.

================================================================================

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.



                                _______________


                               TABLE OF CONTENTS


                                            Page
                                            ----

Available Information..................      2
Incorporation of Certain
  Documents by Reference...............      2
Risk Factors...........................      3
Recent Developments....................      7
Use of Proceeds........................      7
Price Range of Common Stock
  and Dividend Policy..................      8
Selected Consolidated Financial Data...      9
Plan of Distribution...................     10
Description of Securities..............     10
Legal Matters..........................     14
Experts................................     14

================================================================================


================================================================================



                                 COMMON STOCK



                           NTN COMMUNICATIONS, INC.


                                565,000 SHARES



                                 ____________

                                  PROSPECTUS
                                 ____________



                               October 15, 1996

================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows:


  SEC registration fee                                                 $
  Printing expenses                                                          0
  Accounting fees and expenses                                               0
  Legal fees and expenses                                               20,000
  Fees and expenses for qualification under state securities laws         *

  Miscellaneous                                                           *
                                                                        ------

   Total                                                               $  *
                                                                        ======

_______________

*  To be filed by Amendment.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation and Bylaws permit the Company to indemnify officers and directors of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

     The Company has entered into indemnity agreements with certain of its outside directors. Pursuant to such indemnity agreements, the Company has agreed to indemnify each outside director who is a party to the indemnity agreement under certain circumstances in which such outside director or the Company is named as a party to a proceeding (as that term is defined).

ITEM 16.  EXHIBITS

     The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

4.1 Specimen Common Stock Certificate (previously filed as an exhibit to the Company's Registration Statement on Form 8-A, File No. 0-19383, and incorporated herein by reference)

4.2 Form of Warrant Agreement between NTN Communications, Inc. and American Stock Transfer & Trust Company, including Specimen Warrant Certificate
5.1   Opinion of Troy & Gould Professional Corporation*
23.1  Consent of Troy & Gould Professional Corporation (included in Exhibit
      5.1)*
23.2  Consent of KPMG Peat Marwick LLP (included at page II-5 hereof)
24    Power of Attorney

------------------------------------
*   To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Company hereby undertakes:

          That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlsbad, State of California, on October 14, 1996.

                                  NTN COMMUNICATIONS, INC.


                                  By: /s/ Patrick J. Downs
                                      --------------------------------
                                      Patrick J. Downs,
                                      Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick J. Downs and Gerald Sokol, Jr., and each of them, their true and lawful attorneys-in-fact and agents, each with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


Signature                       Title                                       Date
---------                       -----                                       ----
/s/ Patrick J. Downs         Chairman of the Board of Directors        October 14, 1996
------------------------     and Chief Executive Officer
Patrick J. Downs


/s/ Daniel C. Downs          President, Chief Operating Officer        October 14, 1996
------------------------     and Director
Daniel C. Downs


/s/ Gerald Sokol, Jr.        Senior Vice President -                   October 14, 1996
------------------------     Finance (Principal Financial
Gerald Sokol, Jr.            and Accounting Officer)


/s/ Donald C. Klosterman     Director                                  October 14, 1996
------------------------
Donald C. Klosterman

/s/ Alan P. Magerman         Director                                  October 14, 1996
------------------------
Alan P. Magerman

/s/ Pete Rozelle             Director                                  October 14, 1996
------------------------
Pete Rozelle

/s/ Edward C. Frazier        Director                                  October 14, 1996
------------------------
Edward C. Frazier

/s/ Robert M. Bennett        Director                                  October 14, 1996
------------------------
Robert M. Bennett

                                 EXHIBIT 23.2
                                 ------------



The Board of Directors
NTN Communications, Inc.:

     We consent to the use of our reports incorporated herein by reference and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus.

     Our report dated April 12, 1996, refers to a change in the method of accounting for investments in debt and equity securities in 1994.


                                                KPMG Peat Marwick LLP

San Diego, California
October 15, 1996

                                 EXHIBIT INDEX
                                 -------------

                                                                                         Sequential
Exhibit                                                                                     Page
Number                                     Description                                     Number
-------                                    -----------                                     ------

4.1          Specimen Common Stock Certificate (previously filed as an exhibit to the
             Company's Registration Statement on Form 8-A, File No. 0-19383, and
             incorporated herein by reference)

4.2          Form of Warrant Agreement between NTN Communications, Inc. and
             American Stock Transfer & Trust Company, including Specimen Warrant
             Certificate

5.1          Opinion of Troy & Gould Professional Corporation*

23.1         Consent of Troy & Gould Professional Corporation (included in Exhibit 5.1)*

23.2         Consent of KPMG Peat Marwick LLP (included at Page II-5)

24           Power of Attorney

--------------------------

*   To be filed by amendment.